PRESS RELEASE

Industrial Services of America, Inc. reports first quarter results

LOUISVILLE, KY (May 5, 2004) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading waste management consulting and recycling services company, announced final financial results today for the first quarter, ending March 31, 2004. A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

http://www.sec.gov/edgar/searchedgar/companysearch.html.

Highlights for the first quarter ending March 31, 2004:

• Total revenues for the first quarter of 2004 were $34.8 million, compared with total revenues for the first quarter of 2003 of $25.8 million.

•

Net income for the first quarter of 2004 was $449,284 (basic earnings of 14 cents per share and diluted earnings of 13 cents per share), compared with a net loss of $(182,623) (basic and diluted loss of (5) cents per share) for the same quarter in 2003. (Per share amounts reflect the 2 for 1 stock split declared on February 26, 2004 with a record date of March 16, 2004 and a distribution date of March 30, 2004.)

• Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2004 were $1,184,932 compared with $218,020 for the same quarter in 2003.

Total revenue previously reported in the 8-K, filed April 8, 2004, as $36.2 million for the first quarter of 2004 has been changed to $34.8 million. The change affected total revenue and total cost of goods sold equally and had no effect on net income.

Basic earnings per share previously reported as 13 cents per share for the first quarter of 2004 has been increased to 14 cents per share due to a change in the computation of weighted average shares outstanding.

"All divisions of our company are operating effectively and efficiently." said Harry Kletter, Chairman and CEO. "In this quarter, volumes of ferrous and non-ferrous scrap, and recyclable fiber shipments have increased 15% compared to the same period a year ago. These volumes should continue to make a significant contribution to the bottom line. We expect our management services and waste equipment businesses to continue to remain steady." Mr. Kletter continued, "As we have previously announced, we are actively going forward with our plans to expand through new business partnerships, due to our success in the public markets, and our positive cash flow." ISA recently announced its intent to form a joint venture with T.T. Repairs, LLC, to be known as ISA Aircraft Logistic Services, LLC.

Industrial Services of America, Inc., is a Louisville, KY based management services company that offers total package waste, scrap and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting ferrous, non-ferrous and other recycled materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville
Harry Kletter (hklet@isa-inc.com) or
Alan Schroering (aschroering@isa-inc.com)
http://www.isa-inc.com/
502/366-3452

FINANCIAL RESULTS FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(UNAUDITED)

	2004	2003

Revenue	$ 34,764,205	$ 25,841,082

Cost of goods sold	32,540,837	24,701,260

Selling, general and administrative	1,420,068	1,380,314

Income (loss) before other expenses	803,300	(240,492)

Other expenses, net	(54,493)	(63,880)

Income (loss) before income taxes	748,807	(304,372)

Provision (benefit) for income taxes	299,523	(121,749)

Net income (loss)	$ 449,284	$ (182,623)

Basic earnings (loss) per share	$ 0.14	$ (0.05)

Diluted earnings (loss) per share	$ 0.13	$ (0.05)

Weighted shares outstanding:
Basic	3,304,494	3,229,600

Diluted	3,588,058	3,229,600

Supplemental Financial Information follows

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending March 31,
	2004	2003
Net Income (loss)	$449,284	$(182,623)
Interest expense	52,287	75,823
Income taxes	299,523	(121,749)
Depreciation	383,838	420,980
Amortization	-	25,589
EBITDA (1)	$1,184,932	$218,020

(1) EBITDA is calculated by the Company as net income before interest expense, income taxes, depreciation and amortization.